FUTURE ADVANCE PROMISSORY NOTE


U.S. $2,500,000.00                            September 15, 1994
                                         West Palm Beach, Florida


FOR VALUE RECEIVED, the undersigned (the "Borrower") does hereby covenant and promise to pay to the order of CV REIT, INC., a Delaware corporation, or to its successors or assigns (collectively the "Lender") at Century Village Administrative Building, 100 Century Boulevard, West Palm Beach, Florida 33417, or at such other place or places as the Lender may designate to the Borrower in writing from time to time, in legal tender of the United States of America, the principal sum of TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000.00) or so much thereof as shall have been advanced and/or readvanced by Lender to Borrower and shall then be outstanding, together with interest thereon computed from the date hereof until paid at the rate of Twelve and One-Half Percent (12 1/2%) per annum; such principal and interest being payable as follows:

     (a) Interest only shall be due and payable monthly on the first business day of each and every month hereafter, commencing on the first business day of the first calendar month after the execution hereof and continuing thereafter to and including January 2, 1996; and

     (b) The remaining unpaid principal balance hereof together with all accrued but unpaid interest thereon shall be due and payable on January 31, 1996 ("Maturity Date").

It is expressly agreed that this Promissory Note evidences a TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000.00) revolving line of credit. The principal sum which may be outstanding at any time under such line of credit shall not exceed TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000.00), however, this limitation shall not be deemed to prohibit Lender from advancing any sum which may, in Lender's sole and exclusive discretion, be necessary or desirable in order to protect and preserve the lien, charge, effect and enforceability of the Mortgage securing this Promissory Note. Within the limits and subject to the terms and conditions hereof and of the Mortgage securing this Promissory Note, the Borrower may borrow, repay or reborrow under the revolving line of credit evidenced by this Promissory Note, and all shall be subject to the terms and conditions of this Promissory Note and said Mortgage.

This Promissory Note is secured by a certain Mortgage encumbering certain real property located in Broward County, Florida.

The Borrower reserves the privilege of prepaying the whole or any part of the principal balance owed hereunder at any time without penalty.

This Promissory Note shall be in default and the entire outstanding unpaid principal balance hereof shall, at the option of the Lender, become immediately due and payable in the event Borrower fails to make any payment required hereunder within ten (10) days from the due date thereof, or in the event Borrower fails to duly observe or perform any covenant, obligation, or agreement on Borrower's part to be observed or performed under the terms of the aforesaid Mortgage.

Subject to the next succeeding Paragraph hereof with respect to the "Maximum Rate," Borrower does hereby agree to pay to Lender, in addition to all other payments required by this Promissory Note, a commitment fee ("Commitment Fee") in the amount of nine-tenths of one percent (.9%) per annum of the unused portion of the remaining available funds (being the amount which the Maker hereof would be entitled to draw hereunder after giving effect to any limitations on the right to draw such funds set forth in that certain letter agreement of even date herewith between Borrower and Lender). By the close of the first (1st) business day of each month, commencing with the first day of the first calendar month after the execution hereof, that portion of the Commitment Fee attributable to the prior month must have been paid to Lender. The Commitment Fee shall not apply to any sums no longer available to be drawn under this Promissory Note. By way of example, if the average outstanding amount which could have been drawn under this Promissory Note during a given month, but which was not so drawn, was $2,000,000.00, then the Commitment Fee due on the first business day of the next succeeding month would be $1,500.00 (i.e., $2,000,000 multiplied by .009 = $18,000 divided by 12 = $1,500.00).
The Borrower shall have the right, at any time, and from time to time upon written notice to Lender to permanently reduce the maximum principal amount which may thereafter be borrowed under this Promissory Note. Once such notice is given, Borrower shall not be entitled to thereafter borrow any sums pursuant to this Promissory Note if the aggregate unpaid principal amount due hereunder would exceed said maximum principal amount set forth in such notice from the Borrower to the Lender and the Commitment Fee shall no longer be applicable to the amount(s) in excess of the maximum principal amount which may be borrowed hereunder as set forth in such notice(s).

Subject to the maximum amount which may be borrowed hereunder, Lender shall disburse such sums to Borrower as Borrower shall from time to time request in writing (which request may be hand delivered, sent via telecopier, sent via overnight delivery service such as, but not limited to, Federal Express, or sent U.S. mail and shall be effective when received by Lender) provided that, Lender shall only be obligated to provide one (1) advance per week and provided further, that Lender shall only be obligated to advance such funds within forty-eight (48) hours after its receipt of such notice from Borrower, the time period of forty-eight hours referring to business days only.

After the Maturity Date or other event of default under this Promissory Note or said Mortgage, interest shall accrue at the lower of: (a) the greater of (i) five percent (5%) above the "Prime Rate" (as hereinafter defined) or (ii) fifteen percent (15%) per annum or (b) the "Maximum Rate" (as hereinafter defined); provided that, if any such event of default is cured within any applicable cure or grace period, the excess interest charged by virtue of such event of default shall be waived. As used herein, the term "Prime Rate" shall mean and refer to the rate of interest published in The Wall Street Journal as the Prime Rate, as such rate may change from time to time. In the event such Prime Rate is no longer published, Lender shall designate a comparable substitute index. In the event that more than one Prime Rate is published in the Wall Street Journal, Prime Rate shall be deemed the average of all such prime rates published.

Notwithstanding any provision in this Promissory Note or said Mortgage, or in any instrument now or hereafter relating to or securing the within indebtedness, the total liability for payments of interest and payments in the nature of interest, including all charges, fees, exactions, or other sums which may at any time be deemed to be interest, shall not exceed the limit imposed by the usury laws of the State of Florida or the applicable laws of the United States of America, whichever shall be higher (the "Maximum Rate"). In the event the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest, which for any month or other interest payment period exceeds the Maximum Rate, all sums in excess of those lawfully collectible as interest for the period in question (and without further agreement or notice by, between, or to any party hereto) shall, at Borrower's option, either be applied to the reduction of the principal balance immediately upon receipt of such sums by the Lender as a premium-free payment of principal, or be immediately reimbursed to Borrower. It is the intention of the parties that the undersigned does not intend or expect to pay nor does the Lender intend or expect to charge, accept or collect any interest under this Promissory Note, or under said Mortgage greater than the Maximum Rate.

If this Promissory Note is placed in the hands of an attorney for collection by suit at law or in equity or otherwise, Borrower shall pay all costs, together with reasonable attorney's fees.

The remedies provided by this Promissory Note are cumulative and concurrent with, and not in lieu of, any and all other remedies provided by any other instrument, by statute, at law or in equity. No delay, failure or omission on the part of the Lender in exercising any right or remedy shall operate as a waiver of such right and remedy. No waiver of a right or remedy shall be effective unless in writing signed by the Lender, nor shall waiver on any one occasion be construed or operate as a bar to, or waiver of, such right or remedy or any other right or remedy on any future occasion. This Promissory Note may not be modified or amended orally, but only by an agreement in writing signed by the party against whom enforcement of such modification or amendment is sought.

This Promissory Note is subject to the terms, provisions and conditions of the Mortgage securing this Promissory Note.

This Promissory Note shall be the joint and several obligation of each of the parties named as Borrower herein, and all sureties, guarantors and endorsers of this Promissory Note.

This instrument shall be governed by and construed and enforced according to the laws of the State of Florida, except where specifically preempted by federal law to the extent applicable.
Venue with respect to any litigation on this Promissory Note shall be Broward County, Florida.

Whenever used, the singular shall include the plural, the plural shall include the singular, the use of any gender shall be applicable to all genders, and the words "Borrower" and "Lender" shall be deemed to include the respective heirs, legal representatives, successors and assigns of the Borrower and the Lender.

BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING, BUT NOT LIMITED TO, ANY CLAIMS, CROSSCLAIMS OR THIRD-PARTY CLAIMS) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS PROMISSORY NOTE, THE MORTGAGE SECURING THIS PROMISSORY NOTE OR THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY OF THEM. BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE LENDER OR THE LENDER'S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. BORROWER ACKNOWLEDGES THAT THE LENDER HAS BEEN INDUCED TO MAKE THE LOAN EVIDENCED BY THIS PROMISSORY NOTE BY, INTER ALIA, THE PROVISIONS OF THIS PARAGRAPH.


WITNESS the due execution hereof the day and year first above written.


                                        NEWCEN COMMUNITIES, INC.,
                                        a Florida corporation


                                   By: /s/ Jack Jaiven, V.P.
                                       Jack Jaiven, Vice President

                                           (Corporate Seal)


Borrower Address:

Century Village Administration Building
100 Century Boulevard
West Palm Beach, Florida 33417

                                        Payment guaranteed:

                                        Hilcoast Development Corp.,
                                        a Delaware corporation

                                   By: /s/ Jack Jaiven, V.P.
                                      Jack Jaiven, Vice Prisident

                                           (Corporate Seal)





Return to:
(enclose self-addressed stamped envelope)

Name:


Address:


This Instrument Prepared By:
   Bruce D. Goorland, Esq.

Address:
   P.O. Box 1900
   Fort Lauderdale, Florida 33302

Property Appraisers Parcel I.D.
  (Folio) Numbers(s):


              NOTICE AND AGREEMENT OF FUTURE ADVANCE


     THIS NOTICE AND AGREEMENT OF FUTURE ADVANCE, dated this
15th day of September, 1994 given by NEWCEN COMMUNITIES, INC., a corporation organized and existing under the laws of the State of Florida, with an office and place of business at 100 Century Boulevard, West Palm Beach, Florida 33417 (hereinafter called "Mortgagor"), to C.V. REIT, INC., a corporation organized and existing under the laws of the State of Delaware, having its permanent post office address at 100 Century Boulevard, West Palm Beach, Florida 33417 (hereinafter called "Mortgagee");

                     W I T N E S S E T H:

     WHEREAS, the Mortgagor, made, executed and delivered to the Mortgagee a Promissory Note ("Note"), and Mortgage securing same (hereinafter called "Mortgage") encumbering certain real property situated in Broward County, Florida as more particularly described in Exhibit A, attached hereto and made a part hereof, which Mortgage is recorded in Official Records Book 21247, at Page 768, of the Public Records of Broward County, Florida and which Mortgage was given to secure the original principal sum of THREE MILLION DOLLARS ($3,000,000), upon which the principal sum of TWO MILLION NINE HUNDRED TWENTY FIVE THOUSAND DOLLARS ($2,925,000) and interest thereon is due and payable as of the date hereof; and

     WHEREAS, Paragraph 7 of the Rider to the Mortgage provided, among other things, that any sum or sums which may be loaned or advanced by the Mortgagee to the Mortgagor at any time within twenty (20) years from the date of the Mortgage, together with interest thereon, shall be equally secured with and have the same priority as the original indebtedness and be subject to all of the terms and provisions of the Mortgage; provided that the aggregate amount of principal outstanding at any time shall not exceed the principal sum of SIX MILLION DOLLARS ($6,000,000) and other charges described in the Mortgage; and

     WHEREAS, pursuant to Paragraph 7 of the Rider to the Mortgage, Mortgagee has agreed to advance additional principal sums to the Mortgagor as evidenced by the Promissory Note ("Advance Note") of the Mortgagor of even date herewith in the original principal sum of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000);

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the Mortgagor does hereby acknowledge and agree as follows:

     (1) That the indebtedness evidenced by both the Note and the Advance Note is secured by the lien of the Mortgage, together with interest thereon, which total sum is secured by and has the same priority as the original principal indebtedness, and which total indebtedness is now subject to all of the terms and provisions of the Mortgage.

     (2) All of the terms, covenants and conditions of the Mortgage are hereby ratified, approved and confirmed.

     (3)  A default in the payment of the Note and/or the Advance
Note shall, in each instance at the option of the Mortgagee, constitute a default under the Note and the Advance Note and the Mortgage.

     IN WITNESS WHEREOF, Mortgagor has caused this Notice to be duly executed as of the day and year first above written.


WITNESSES:                          MORTGAGOR:

                                          NEWCEN COMMUNITIES, INC.


  /s/ Terri L. Windle                     By: /s/ Jack Jaiven, V.P
  /s/ Donna K. Wist

                                          (CORPORATE SEAL)


STATE OF FLORIDA         )
                         )    SS:
COUNTY OF Palm Beach     )

     I HEREBY CERTIFY that on this day before me, a Notary Public duly authorized in the State and County named above to take acknowledgments, personally appeared, Jack Jaiven, to me known and known to me to be the person described as the Vice President of NEWCEN COMMUNITIES, INC., a Florida corporation, who signed the foregoing instrument as such person, and acknowledged the execution thereof to be his free act and deed as such person for the uses and purposes therein mentioned, and he affixed thereto the official seal of said corporation, and that the said instrument is the act and deed of said corporation. He is personally known to me.

     WITNESS my hand and official seal in the State and County last aforesaid this 13th day of October, 1994.


                              /s/ Marie LaMazza       (SEAL)
                                        Notary Public
                                        State of Florida at Large

                                        My Commission # CC 230990
                                          My Commission Expires:
                                          September 24, 1996
                                          Bonded Thru Notary Public
                                          Underwriters



                            EXHIBIT A



Tract "G" of FLAMINGO WEST, according to the Plat thereof, as recorded in Plat Book 78, Page 36 of the Public Records of Broward County, Florida, LESS AND EXCEPT all that portion thereof included within Phase I of GARFIELD AT CENTURY VILLAGE according to the Declaration of Condominium thereof recorded in Official Records Book 20911, at Page 344 of the Public Records of Broward County, Florida and

LESS THEREFROM:  (Pools and Recreation Area)

COMMENCE AT THE EAST ONE QUARTER (E 1/4) CORNER OF SECTION 23,
TOWNSHIP 51 SOUTH, RANGE 40 EAST; THENCE ON A GRID BEARING OF SOUTH 89 35' 23" WEST ALONG THE SOUTH LINE OF NORTH ONE-HALF (N 1/2) OF
SAID SECTION 23 AND ALONG THE CENTERLINE OF PEMBROKE ROAD, A
DISTANCE OF 1319.07 FEET;

THENCE NORTH 01 45' 42" WEST, A DISTANCE OF 50.01 FEET TO A POINT
ON SAID NORTHERLY RIGHT-OF-WAY LINE OF SAID PEMBROKE ROAD, SAID
POINT BEING THE SOUTHEAST CORNER OF SAID TRACT "G";

THENCE SOUTH 89 35' 23" WEST ALONG THE SOUTHERLY BOUNDARY OF TACT
"G" AND SAID NORTHERLY RIGHT-OF-WAY LINE OF PEMBROKE ROAD, A
DISTANCE OF 560.69 FEET;

THENCE NORTH 00 24' 37" WEST, A DISTANCE OF 202.68 FEET;

THENCE NORTH 32 42' 38" EAST, A DISTANCE OF 169.52 FEET TO THE
POINT OF BEGINNING;

THENCE NORTH 47 41' 51" EAST, A DISTANCE OF 107.31 FEET;

THENCE SOUTH 57 17' 23" EAST, A DISTANCE OF 164.42 FEET;

THENCE SOUTH 47 41' 51" WEST, A DISTANCE OF 107.31 FEET;

THENCE NORTH 57 17' 23" WEST, A DISTANCE OF 164.42 FEET TO THE
POINT OF BEGINNING (CONTAINING 0.391 ACRE, MORE OR LESS).

SAID LANDS SITUATE IN THE CITY OF PEMBROKE PINES, BROWARD COUNTY,
FLORIDA, CONTAINING 10.51 ACRES, MORE OR LESS.

                          TOGETHER WITH

TRACT "P" OF FLAMINGO WEST, ACCORDING TO THE PLAT THEREOF, AS
RECORDED IN PLAT BOOK 78, PAGE 36, OF THE PUBLIC RECORDS OF BROWARD COUNTY, FLORIDA, LESS AND EXCEPTING THAT PORTION MORE PARTICULARLY DESCRIBED AS FOLLOWS:

(PUMP STATION NO. 1)

A 16 FOOT STRIP OF LAND LYING WITHIN SECTION 22, TOWNSHIP 51 SOUTH, RANGE 40 EAST AND ALSO A PORTION OF TRACT "P" OF FLAMINGO WEST, AS RECORDED IN PLAT BOOK 78, PAGE 36 OF THE PUBLIC RECORDS OF BROWARD COUNTY, FLORIDA, THE CENTERLINE OF SAID STRIP BEING MORE
PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCE AT THE NORTHEAST CORNER OF SAID SECTION 22;

THENCE S  01 45' 43" E, ALONG THE EAST LINE OF SAID SECTION 22, A
DISTANCE OF 249.28 FEET;

THENCE S  88 14' 17" W, A DISTANCE OF 255.00 FEET TO THE POINT OF
BEGINNING;

THENCE CONTINUE S  88 14' 17" W, A DISTANCE OF 27.42 FEET TO THE
POINT OF TERMINATION;

                          TOGETHER WITH

TRACT "S" OF FLAMINGO WEST ACCORDING TO THE PLAT THEREOF, AS
RECORDED IN PLAT BOOK 78, PAGE 36, OF THE PUBLIC RECORDS OF BROWARD COUNTY, FLORIDA, LESS AND EXCEPTING THAT PORTION MORE PARTICULARLY DESCRIBED AS FOLLOWS:

A PARCEL OF LAND BEING A PORTION OF TRACT "S" FLAMINGO WEST AS
RECORDED IN PLAT BOOK 78, PAGE 36 OF THE PUBLIC RECORDS OF BROWARD COUNTY, FLORIDA, SAID PARCEL BEING MORE PARTICULARLY DESCRIBED AS
FOLLOWS:

BEGIN AT THE SOUTHWEST CORNER OF SAID TRACT "S";

THENCE ON A GRID BEARING OF N 01 45' 24" W ALONG THE WEST LINE OF SAID TRACT "S", A DISTANCE OF 500.00 FEET;

THENCE DEPARTING FROM SAID WEST LINE N 89 43' 10" E,  A DISTANCE
OF 220.00 FEET;

THENCE S 36 52' 15" E, A DISTANCE OF 323.43 FEET;

THENCE S 00 18' 08" E, A DISTANCE OF 17.72 FEET TO A POINT ON A
LINE 222.28 FEET NORTH OF AND PARALLEL WITH THE SOUTH LINE, OF SAID
TRACT "S";

THENCE N 89 41' 52" E, ALONG SAID PARALLEL LINE A DISTANCE OF
625.00 FEET;

THENCE S 00 18' 08" E, A DISTANCE OF 222.28 FEET TO A POINT ON THE SAID SOUTH LINE OF SAID TRACT "S";

THENCE S 89 41' 52" W, ALONG SAID SOUTH LINE, A DISTANCE OF
1025.00 FEET TO THE POINT OF BEGINNING.






                       September 15, 1994




Newcen Communities, Inc.
Century Village Administration Building
100 Century Boulevard
West Palm Beach, Florida 33417

Attention:  Mr. Michael S. Rubin, President

RE: Mortgage ("Mortgage") including the Rider ("Rider") thereto from Newcen Communities, Inc. ("Newcen") to CV Reit, Inc. ("CV Reit") recorded in Official Records Book 21247, at Page 768 of the Public Records of Broward County, Florida securing that certain Promissory Note ("Note") in the original principal amount of $3,000,000.00/"Mortgages" as referred to in that certain Second Modification of Existing Notes and Mortgages recorded in Official Records Book 19737, at Page 647 of the Public Records of Broward County, Florida ("Second Modification") (said Mortgages as referred to in the Second Modification being hereinafter referred to as the "Prior Mortgages")/"Restated Loan Agreement" as referred to in the Second Modification/Future Advance Promissory Note ("Advance Note") from Newcen to CV Reit in the original principal amount of $2,500,000.00 secured by the Mortgage

Dear Michael:

     This letter is to confirm CV Reit's agreement as to the matters hereinafter set forth.

     CV Reit agrees to fund the loan evidenced by the Advance Note based upon Newcen's requests for draws thereunder as contemplated by the Advance Note subject to the following:

     (a) No sums shall be borrowed under the Advance Note if either:

          (i) the unpaid principal amount outstanding under the "Construction Note" evidencing the "Construction Loan" (as such terms are set forth in the Restated Loan Agreement) is less than Six Million Five Hundred Thousand Dollars ($6,500,000.00) or Seven Million Five Hundred Thousand Dollars ($7,500,000.00) at such time as the "Purchase Price Note" (as defined in the Restated Loan Agreement) is repaid in full and the "Funding Limit" (as set forth in Paragraph D of Article 4 of the Restated Loan Agreement) has been increased to Seven Million Five Hundred Thousand Dollars ($7,500,000.00) as contemplated by Article 5 of the Restated Loan Agreement; or

         (ii) the unpaid principal amount outstanding under the
Note is less than Three Million Dollars ($3,000,000.00).

     (b) The entire unpaid principal amount of the Advance Note shall be repaid in full prior to making any principal repayments under the Construction Note or the Note.

     (c) The amount of funds available ("Advance Note Funding Limit") to be drawn pursuant to the Advance Note shall be the lower of (i) Two Million Five Hundred Thousand Dollars ($2,500,000.00) or
(ii) fifty percent (50%) of the amount by which Thirty Million Dollars ($30,000,000.00) exceeds the then (at the time the Advance Note Funding Limit is being determined) outstanding principal balance of the "Term Loan" (as defined in the Restated Loan Agreement) or (iii) the amount by which the sum of the following exceeds Nine Million Five Hundred Thousand Dollars ($9,500,000.00) or Ten Million Five Hundred Thousand Dollars ($10,500,000.00) at such time as the Purchase Price Note is repaid in full and the "Funding Limit" (as set forth in Paragraph D of Article 4 of the Restated Loan Agreement) has been increased to Seven Million Five Hundred Thousand Dollars ($7,500,000.00) as contemplated by Article 5 of the Restated Loan Agreement:

          "Net" (as defined in Paragraph D of Article 4 of the Restated Loan Agreement) condominium building inventory, plus Net on-site land improvements, plus Net "Community Wide Improvements" (as defined in Paragraph D of Article 4 of the Restated Loan Agreement) west of S.W. 136th Avenue plus Three Thousand Dollars ($3,000.00) per Unit remaining to be delivered east of S.W. 136th Avenue (based on the number of Units as set forth in said Paragraph D of Article 4 of the Restated Loan Agreement) and One Thousand Five Hundred Dollars ($1,500.00) per Unit remaining to be delivered west of S.W. 136th Avenue (based upon the number of Units as set forth in said Paragraph D of Article 4 of the Restated Loan Agreement). Reference to S.W. 136th Avenue is, of course, a reference to S.W. 136 Avenue through "Century Village" (as set forth in the Restated Loan Agreement) and, of course, the Units referred to are Units in Century Village.

     (d) The same conditions precedent to CV Reit's obligations to fund under the Construction Note shall also be conditions precedent to CV Reit's obligations to fund under the Advance Note except that the above Advance Note Funding Limit (and not the "Funding Limit" set forth in Paragraph D of Article 4 of the Restated Loan Agreement) applies to the Advance Note.

     (e) The terms and provisions of Paragraph A (including, without limitation, subparagraphs 1 through 7, both inclusive, of said Paragraph A) and Paragraph C of that certain letter dated November 30, 1992 from Hilcoast Development Corp. ("Hilcoast") to Alvin Wilensky, President of CV Reit, apply to the Advance Note, the funds to be advanced thereunder and the payment of interest and/or commitment fees, all as set forth in said Paragraphs A and C of said letter.

     (f) The Agreement to Use Best Reasonable Efforts to Obtain
Construction Financing dated September 18, 1992, by and among
Newcen, Hilcoast and CV Reit.

     Further, CV Reit agrees that at such time as Newcen complies with the requirements for a release of a "Unit(s)" from the lien of the Prior Mortgages, CV Reit shall also release such Unit(s) from the lien of the Mortgage for no additional consideration.

     CV Reit recognizes that Newcen is relying upon this letter in executing the Advance Note and the "Notice and Agreement of Future Advance" (to be executed contemporaneously with the execution of the Advance Note) and that Hilcoast is relying upon this letter in guaranteeing the Advance Note.

     Please have Newcen confirm its agreement with, and have Hilcoast confirm its consent to, the terms and provisions hereof by having such entities execute the copy of this letter which has been provided and return same to me. By Hilcoast's execution of that copy of this letter, Hilcoast will further be confirming that it is the sole shareholder of Newcen; that, as such shareholder, Hilcoast will be benefiting from the Two Million Five Hundred Thousand Dollar ($2,500,000.00) loan to be evidenced by the Advance Note; and that Hilcoast desires to induce CV Reit to extend said Two Million Five Hundred Thousand Dollar ($2,500,000.00) loan to Newcen. Of course, CV Reit will be relying upon Newcen and Hilcoast executing such copy of this letter in making that Two Million Five Hundred Thousand Dollar ($2,500,000.00) loan.

                              Very truly yours,
                              CV REIT, INC.

                              By: /s/ Alvin Wilensky, President


THE FOREGOING IS HEREBY CONFIRMED
AS OF THE DATE OF THE FOREGOING
LETTER:

NEWCEN COMMUNITIES, INC.

By: /s/ Jack Jaiven

Title: Vice President

HILCOAST DEVELOPMENT CORP.

By: /s/ Jack Jaiven

Title: Vice President





                         September 15, 1994





Newcen Communities, Inc.
Century Village Administration Building
100 Century Boulevard
West Palm Beach, Florida 33417

Attention:  Mr. Michael S. Rubin, President

RE: Mortgage ("Mortgage") including the Rider ("Rider") thereto from Newcen Communities, Inc. ("Newcen") to CV Reit, Inc. ("CV Reit") recorded in Official Records Book 21247, at Page 768 of the Public Records of Broward County, Florida securing that certain Promissory Note ("Note") in the original principal amount of $3,000,000.00/Future Advance Promissory Note ("Advance Note") from Newcen to CV Reit in the original principal amount of $2,500,000.00 secured by the Mortgage/"Restated Loan Agreement" as referred to in that certain Second Modification of Existing Notes and Mortgages recorded in Official Records Book 19737, at Page 647 of the Public Records of Broward County, Florida

Dear Michael:

     In connection with the Note and Mortgage I sent you a letter dated September 30, 1993 ("1993 Letter") which was confirmed and agreed to on behalf of Newcen by Jack Jaiven, Vice President. In connection with the Advance Note, I sent you a letter dated September 15, 1994 ("l994 Letter") which was confirmed and agreed to on behalf of Newcen by Jack Jaiven, Vice President.

     Paragraph (c) of the 1993 Letter begins "The amount of funds available ("Note Funding Limit") to be drawn pursuant to the Note ...". Similarly, Paragraph (c) of the 1994 Letter begins "The amount of funds available ("Advance Note Funding Limit") to be drawn pursuant to the Advance Note ...". Further, Paragraph D of
Article 4 of the Restated Loan Agreement entitled "Funds Available" begins "The amount of funds available ("Funding Limit") to be drawn pursuant to the Construction Note ...".

     By way of clarification, this letter will confirm the understanding of Newcen, CV Reit and Hilcoast Development Corp. ("Hilcoast") that in each instance just mentioned the reference to "the amount of funds available ... to be drawn ..." means net of the principal sums then outstanding under the promissory note in question. By way of example, if the Advance Note Funding Limit was $500,000 and if the outstanding principal amount of the Advance Note was $400,000, Newcen would only be entitled to draw an additional $100,000 at that time.

     Please confirm your agreement with the foregoing by signing the copy of this letter which is enclosed herewith; having Hilcoast do likewise; and returning same to me.

                              Very truly yours,

                              CV REIT, INC.

                              By: /s/ Alvin Wilensky
                                 Alvin Wilensky, President


THE FOREGOING IS HEREBY CONFIRMED
AS OF THE DATE OF THE FOREGOING
LETTER:

NEWCEN COMMUNITIES, INC.

By: /s/ Jack Jaiven

Title:Vice President


HILCOAST DEVELOPMENT CORP.

By: /s/ Jack Jaiven

Title:Vice President